PHH CORPORATION AND SUBSIDIARIES
                                 PHH CORPORATION

                              ARTICLES OF AMENDMENT


     PHH Corporation, a Maryland corporation, having its principal office at 11333 McCormick Road, Hunt Valley, Baltimore County, Maryland 21031 (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation that:

     FIRST: The Corporation's Charter is hereby amended by striking out the first full paragraph of Article FIFTH thereof in its entirety, and substituting in lieu thereof the following:

         FIFTH: The total number of shares which the Corporation has authority to issue is Seventy-Eight Million (78,000,000) shares, without par value, consisting of Seventy-Five Million (75,000,000) shares of Common Stock without par value and Three Million (3,000,000) shares of Preferred Stock without par value."

     SECOND: The total number of shares of stock of all classes which the Corporation has authority to issue was 53 million before this amendment, and 78 million hereafter.

     THIRD: The number of shares of common stock, without par value, which the Corporation has authority to issue was 50 million before this amendment, and 75 million hereafter.

     FOURTH: The number of shares of preferred stock, without par value, which the Corporation has authority to issue was 3 million before this amendment, and remains unchanged hereafter.

     FIFTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of such common and preferred stock were not changed by this amendment.

     SIXTH: By action taken pursuant to and in accordance with CA Para 2-408 at a meeting on June 24, 1996, the board of directors of the Corporation duly advised the foregoing amendment, and at the Corporation's annual meeting on August 19, 1996, such amendment was approved by the stockholders of the Corporation by the affirmative vote of more than two-thirds of all the votes entitled to be cast on the matter.

     IN WITNESS WHEREOF, PHH Corporation has caused these presents to be signed in its name and on its behalf by its Vice President and its corporate seal to be hereunder affixed and attested by its Assistant Secretary on this 23rd day of August, 1996, and its Vice President acknowledges that these Articles of Amendment are the act and deed of PHH Corporation and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.

ATTEST:                                     PHH CORPORATION


By:  Gordon W. Priest, Jr.                  By:  Samuel H. Wright
       Gordon W. Priest, Jr.                     Samuel H. Wright
       Assistant Secretary                       Vice President

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                        PHH CORPORATION AND SUBSIDIARIES





                                 PHH CORPORATION

                             Articles Supplementary


     PHH Corporation, a Maryland corporation, having its principal office in Baltimore County, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Articles of Incorporation, as amended and as supplemented by the Articles Supplementary (the "Articles Supplementary") creating the class of Series A Junior Participating Preferred Stock and filed with the State Department of Assessments and Taxation of Maryland on March 24, 1986, the Board of Directors has duly divided and classified 175,000 additional shares of the Preferred Stock of the Corporation into shares of the class designated as Series A Junior Participating Preferred Stock, and provided for the issuance of such Series, bringing the total number of shares of such Series to 375,000.

     SECOND: The terms of the Series A Junior Participating Stock established by the Board of Directors are as set forth in the Articles Supplementary in addition to those set forth in Article FIFTH of the Charter of the Corporation applicable to all classes of Preferred Stock.

     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and witnessed by its Secretary on August 23, 1996.

WITNESS:                                     PHH CORPORATION



By: /s/ Gordon W. Priest, Jr.                   By:  /s/ Roy A. Meierhenry
       Gordon W. Priest, Jr.                          Roy A. Meierhenry
       Assistant Secretary                            Senior Vice President &
                                                      Chief Financial Officer